STATE OF NEBRASKA

United States of America,	} ss.	Secretary of State
State of Nebraska	}	State Capitol
Lincoln, Nebraska

I, John A. Gale, Secretary of State of the

State of Nebraska, do hereby certify that

METROPOLITAN TOWER LIFE INSURANCE COMPANY

a Corporation filed domestication documents on April 16, 2018 with an effective date of April 27, 2018 at 5:30 p.m. Eastern Time agreeing to be bound to the laws of Nebraska.

I further certify that attached are true and correct copies of the above mentioned domestication documents.

This certificate is not to be construed as an endorsement,

recommendation, or notice of approval of the entity’s financial condition or business activities and practices.

In Testimony Whereof,
I have hereunto set my hand and affixed the Great Seal of the State of Nebraska on this date of April 16, 2018

Secretary of State

ARTICLES OF DOMESTICATION

OF

METROPOLITAN TOWER LIFE INSURANCE COMPANY

Metropolitan Tower Life Insurance Company (the “Corporation”) hereby submits these Articles of Domestication pursuant to NEB. REV. STAT. 21-2,129.

1. The name of the Corporation immediately before the filing of these Articles of Domestication was Metropolitan Tower Life Insurance Company. The Corporation shall use the same name as domesticated in Nebraska.

2. The jurisdiction of incorporation of the Corporation immediately before the filing of these Articles of Domestication was Delaware. The Corporation was incorporated as a Delaware domestic life insurance company on March 4, 1982.

3. Domestication of the Corporation in Nebraska was duly authorized as required by the laws of the State of Delaware, the jurisdiction in which the Corporation was incorporated immediately before its domestication in Nebraska.

4. Amended and Restated Articles of Incorporation for the Corporation are attached hereto as Exhibit A and incorporated herein by reference.

5. The effective time of the domestication effected hereby shall be 5:30 p.m. (Eastern Time) April 27, 2018 (the “Effective Time”).

IN WITNESS WHEREOF, Metropolitan Tower Life Insurance Company has caused these Articles of Domestication of Metropolitan Tower Life Insurance Company to be executed by its President and Secretary this 27 day of March, 2018.

METROPOLITAN TOWER LIFE INSURANCE COMPANY

By:
Marlene Debel
President

By:
Tyla Reynolds
Secretary

NEBRASKA DEPT INSURANCE MAR 30 2018 Tentative Approval NOT FINAL

EXHIBIT A TO THE ARTICLES OF

DOMESTICATION – AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

METROPOLITAN TOWER LIFE INSURANCE

COMPANY

STATE OF NEBRASKA DEPARTMENT OF INSURANCE APR 16 2018 APPROVED

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

METROPOLITAN TOWER LIFE INSURANCE COMPANY

a Nebraska corporation

Metropolitan Tower Life Insurance Company (the “Corporation”) hereby adopts the following Amended and Restated Articles of Incorporation for the Corporation. The Corporation was originally incorporated as a Delaware domestic life insurance company under the name Metropolitan Tower Insurance Company on March 4, 1982. Effective March 25, 1982, the Corporation changed its name to METROPOLITAN TOWER LIFE INSURANCE COMPANY. The Corporation is executing and filing these Amended and Restated Articles of Incorporation (“Articles of Incorporation”) pursuant to the applicable provisions of the Nebraska Model Business Corporation Act and the insurance laws of the State of Nebraska for the purpose of redomesticating the Corporation to Nebraska (the “Redomestication”).

ARTICLE I

Name of Corporation

NEBRASKA DEPT INSURANCE
The name of this corporation is Metropolitan Tower Life Insurance Company.	MAR 3 0 2018
Tentative Approval NOT FINAL

ARTICLE II

Registered Office and Address

The street address of the initial registered office shall be c/o C T Corporation System, 5601 South 59th Street, Lancaster County, Lincoln, Nebraska 68516 and the name of the registered agent shall be C T Corporation System, 560 1 South 59th Street, Lancaster County, Lincoln, Nebraska 68516.

ARTICLE III

Authorized Shares

The aggregate number of shares which the Corporation shall have authority to issue is 6,000 shares of stock consisting of Preferred Common and Common Stock.

The total number of shares of Preferred Stock that this Corporation shall have authority to issue is 2,000 shares, each with a par value of $1.00.

The total number of shares of Common Stock that this Corporation shall have authority to issue is 4,000 shares, each with a par value of $2,000.00.

The terms, including the preferences, limitations, voting powers and relative rights of the Preferred Stock are as follows: This Corporation’s Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series, and to provide for the issuance of such shares (in an aggregate amount not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles of Incorporation (as amended or restated from time to time)), as determined from time to time by the Board of Directors and stated, before the issuance of any shares thereof, in the resolution or resolutions providing for the issuance thereof. The Board of Directors shall have the authority to fix and determine and to amend the number of shares of any series of Preferred Stock that is wholly unissued or to be established and to fix and determine and to amend the designation, preferences, voting powers and limitations, and the relative, participating, optional or other rights, of any series of shares of Preferred Stock that is wholly unissued or to be established, including, without limiting the generality of the foregoing, the voting rights relating to shares of such series of Preferred Stock, the rate of dividend to which holders of shares of such series of Preferred Stock may be entitled, the rights of holders of shares of such series of Preferred Stock in the event of liquidation, dissolution or winding up of the affairs of this Corporation, the rights of holders of shares of such series of Preferred Stock to convert or exchange shares of such series of Preferred Stock for shares of any other capital stock or for any other securities, property or assets of this Corporation, and whether or not the shares of such series of Preferred Stock shall be redeemable and, if so, the term and conditions of such redemption. Before this Corporation shall initially issue shares of a series of Preferred Stock created under the applicable provisions of the Nebraska Model Business Corporation Act, articles of amendment setting forth the terms of such series in a form meeting the applicable requirements of the Nebraska Model Business Corporation Act shall be filed with the Secretary of State of the State of Nebraska in the manner prescribed by the Nebraska Model Business Corporation Act, and shall be effective without shareholder approval.

The terms, including the preferences, limitations, voting powers and relative rights of the Common Stock (subject to the preferences and rights of the Preferred Stock as determined by a resolution or resolutions of the Board of Directors pursuant to Section III of these Articles of Incorporation) are as follows: Except as otherwise expressly provided in these Articles of Incorporation or required pursuant to applicable law, each holder of Common Stock shall have the unlimited power to vote and in furtherance thereof, be entitled to one (1) vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote of the shareholders of this corporation (including, without limitation, any matter voted on at a shareholders’ meeting).

ARTICLE IV

Purpose of Corporation

The general nature of the business and the purposes of the Corporation shall be to issue all lines of insurance which are permitted under Nebraska Revised Statutes Section 44-201, as now or hereafter existing.

The Corporation shall have all incidental powers customarily exercised by such corporations for processing and developing its business as may be permitted or authorized. It shall also have power to exercise any general or specific grants of power provided in the statutes of the State of Nebraska.

ARTICLE V

Organization

The Corporation is organized under the Statutes of the State of Nebraska and shall conduct its business pursuant to the Nebraska Statutes now or hereafter applicable to such a corporation. The operation of the Corporation may be extended to any other state, territory, or foreign country with power to comply with all legal and regulatory requirements and demands thereof when and as authorized by the Board of Directors. Said Board may authorize and approve the issuance of policies, and fix the premiums relating thereto.

ARTICLE VI

Officers and Directors

The officers of the Corporation shall consist of such officers as the Bylaws may provide. The manner of election of officers and the terms of such officers shall be such as the Bylaws may provide.

The Board of Directors of the Corporation shall consist of such number of directors as shall be specified in the Bylaws of the Corporation. The directors shall be elected, in such class or classes and for such term or terms as the Bylaws may provide. The Board of Directors shall have the general management and control of the business of the Corporation.

ARTICLE VII

Personal Liability of Directors

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the Corporation or its shareholders, (iii) a violation of Section 21-2,104 of the Nebraska Model Business Corporation Act (including paying or approving a dividend which is in violation of Nebraska law), or (iv) an intentional violation of criminal law.

If the Nebraska Model Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Nebraska Model Business Corporation Act as so amended.

Any repeal or modification of the foregoing Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

Indemnification of Directors and Officers

To the fullest extent permitted by the laws of the State of Nebraska, the Corporation shall indemnify any person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, by reason of the fact that such person (i) is or was a director or officer of the Corporation (but not also an employee of the Corporation or any of its affiliates) or (ii) with respect to acts or omissions prior to the date of domestication of the Corporation to Nebraska as to which any director or officer requested indemnification from the Corporation prior to the date of domestication of the Corporation to Nebraska, (A) is or was an officer or director of the Corporation or (B) is or was serving, in any capacity at the request of the Corporation, as a director, officer, partner, member, trustee, employee or agent of another domestic or foreign corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The indemnification provisions set forth herein shall apply to any situation arising before or after the date of domestication of the Corporation to Nebraska.

ARTICLE IX

Amendments

Amendments to these Articles of Incorporation may be adopted by a two-thirds vote of all the directors, approved by the Nebraska Department of Insurance, and approved by a two-thirds vote of all the stock voted in person or by proxy at an annual or legally called special meeting.

ARTICLE X

Effective Time

These Articles of Incorporation shall be effective at 5:30 p.m. (Eastern Time) on April 27, 2018.

IN WITNESS WHEREOF, Metropolitan Tower Life Insurance Company has caused these Amended and Restated Articles of Incorporation of Metropolitan Tower Life Insurance Company to be executed by its President and Secretary this 27 day of March, 2018.

METROPOLITAN TOWER LIFE INSURANCE COMPANY

By:
Marlene Debel
President

and
Tyla Reynolds
Secretary